SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                                             Commission File Number: 33-19048-NY


                           NOTIFICATION OF LATE FILING

(Check One):
|_| Form 10-K |_| Form 11-K |_| Form 20-F |_| Form 10-Q |_| Form N-SAR

|x| Form 10-KSB |_| Form 10-QSB

For Period Ended:                April 30, 2007
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
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     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

                             AVALON OIL & GAS, INC.
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                             Full Name of Registrant

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                            Former Name if Applicable

                        7808 Creekridge Circle, Suite 105
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            Address of Principal Executive Office (Street and Number)

                              Minneapolis, MN 55439
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                            City, State and Zip Code

                                     PART II
                             RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.) |X| Yes |_| No


|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant is unable, without unreasonable effort and expense, to file its Annual Report on Form 10-KSB for the year ended March 31, 2007 on a timely basis because the Registrant requires additional time to provide the information required by its auditors to complete its financial statements. The Registrant intends to file the Form 10-KSB as soon as practicable after the completion of the financials.



                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Alan P. Fraade, Esq.            (212)                486-2500
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          (Name)                  (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). | X | Yes | | No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? | X | Yes | | No


                             AVALON OIL & GAS, INC.
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                  (Name of Registrant as Specified in Charter)

             Has caused this notification to be signed on its behalf
                  by the undersigned hereunto duly authorized.


Date: June 29, 2007                      By:  /s/ Kent Rodriguez
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                                         Kent Rodriguez, Chief Executive Officer